EXHIBIT 99.1
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                               November 7th , 2001
                                * Via Facsimile *



Mr. Mike Price
2574 Oglethorpe circle
Atlanta, GA 30319

Dear Mike,

         This letter is to confirm the engagement of Mike Price ("Price") by Armitec, Inc. (the "Company) effective November 7, 2001, for purposes of providing on a non-exclusive basis, introduction services as more detailed herein in consideration for the fee and compensation ("compensation fees") described herein.

         The Company agrees to provide Price information to include, but not limited to, a placement memoranda, historical financial data, projections, proformas, business plans and other information in the possession of the Company which Price may reasonably require to complete the duties set forth herein. It is expressly understood that the responsibility for the accuracy of such information will be that of the Company and that to the best knowledge and belief of the Company any information provided to Price will not contain any untrue statement and will not omit or misstate any material fact. Price shall preserve the confidentiality of such information and documents and return all information, materials and documents to the Company upon expiration of this agreement. However, the Company authorizes Price to use such information and documents in connection with the normal course of Price providing services to the Company.

         The company agrees that it will not at any time, whether during the term of this agreement or thereafter, use or disclose or otherwise reveal, directly or indirectly, to any third party, any confidential information provided Price to the company, particularly including, but not limited to, any contract terms, product information, design process, trade secret, prices, fees, financing arrangements, schedules and other information concerning the identity of a potential source or sources of the Financing, or any confidential record, data or information of the group; or any customer lists, contracts or other information; or identity of any , sources or customers of any other contacts; or any business opportunities for new or developing business or procuring the Financing, whether or not the Financing is received from said source; and any contact or information identified for the company by the group in connection with seeking the Financing; sellers, producers, buyers, leaders, borrowers, brokers, lender, distributors, manufacturers, technology owners, or their representatives, employees and agents; and specific individual names, addresses, principals, or telex/fax/telephone numbers and other contact information; references, product or technology information, and all other information that becomes known to the company through its dealings with the group, without the advance specific written consent of the group; except that nothing herein shall be construed to prohibit (i) using or disclosing such information as shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, and (ii) complying with legal process.

                                                               Initial _________

Page 2
Mike Price
November 7th, 2001

         During the course of this agreement, Price shall endeavor to introduce the Company to a wide range of persons and/or entities for the purpose of conducting commercial enterprise with them, which shall include, but not be limited to, raising capital through debt funding, arranging mergers and/or acquisitions and/or for any other restructuring purposes. The Company acknowledges that Price is the sole introducing agent and effective cause in regard to the Company's introduction to any and all of the introduced parties. The Company hereby expressly agrees not to circumvent Price, and the Company undertakes that it shall not through the agency of its officers, directors, employees, agents, intermediaries and/or affiliated persons, negotiate directly or indirectly with any of the introduced parties with respect to any commercial transaction whatsoever, nor shall they reach any agreement or understanding, formal or informal, written or otherwise, with respect to such commercial transactions without the knowledge and written consent of Price and not unless a mutually acceptable financial remuneration arrangement between Price and the Company for the representation and/or introduction is concluded, in writing.

         The term and conditions as contained in this agreement shall be binding and actionable for a period of 1 (one) year from the date of introduction, as mentioned above, unless prior written consent by Price is granted. The term of the actual Agreement shall be for a period of 1 (one) year from the date of commencement, November 7, 2001.

         In consideration of the aforesaid services to be performed on behalf of the Company by Price, the Company agrees to compensate Price as follows:

         Price shall be paid an introduction amount of 250,000 (two hundred and fifty thousand) warrants at an exercise price of $.15 per share and 250,000 (two hundred and fifty thousand) warrants at an exercise price of $.25 per share.

         This fee agreement shall remain in effect for one years from the date of each introduction as referred to above. Therefore, any additional transaction that occurred between the Company and the entity introduced by Price shall be governed by this agreement unless superceded a new written agreement between the Company and Price.

         The Company represents and warrants that it has provided Price access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects (the "Disclosure Documents"). The Company represents that it will continue to provide Price with any information or documentation necessary to verify the accuracy of the information contained in the Disclosure Documents and will promptly notify Price upon the filing of any registration statement or other periodic reporting documents filed pursuant to the rules and regulations of the Securities Act of 1933 or the Securities Exchange Act of 1934.

         Any dispute, controversy or claim arising between the Company and Price arising out of or related to this Agreement or breach thereof, shall be settled by litigation and/or arbitration at the discretion of Price. In the case of litigation, this agreement shall be governed, construed and enforced in accordance with the laws of the State of Georgia. In the case of arbitration, this agreement shall be governed by the rules of the American Arbitration Association then in effect and conducted in the city of Atlanta, county of Fulton and state of Georgia.


                                                               Initial _________


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Page 3
Mike Price
November 7th, 2001

         Any award made thru litigation and/or by arbitrations shall be binding and conclusive for all purposes thereof, may include injunctive relief, as well as orders for specific performance. No litigation and/or arbitration arising out of or relating to this Agreement shall include, by consolidation or joinder or in any other manner, parties other than the Company or Price and other persons substantially involved in common question of fact or law whose presence is required if complete relief is to be afforded in litigation and/or arbitration. The cost and expenses of such litigation and/or arbitration shall be borne by the losing party including attorney's fees, costs and expenses associated therewith. Each party hereby further agrees that service of process may be made upon it by registered or certified mail or personal service at the address provided for herein.

         The Company agrees to indemnify and hold Price harmless against any and all losses, claims, costs, damages or liabilities (including the reasonable fees and expenses of counsel in connection with investigating, defending or settling any actions or claim caused by the statements or omissions to state set forth below, to which any of them may become subject arising in any manner out of or in connection with the rendering of services by Price hereunder or otherwise in connection with this letter agreement, in so far as such losses, claims, costs, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in the information furnished by the Company to Price in accordance herewith or any omission or alleged omission to state therein the material fact required to be stated therein or necessary to make the statements therein not misleading.

         Promptly after receipt by an indemnified party under this Agreement of notice of the commencement of any action with respect to which indemnity may be sought hereunder, the indemnified party shall notify the indemnifying party in writing and the indemnifying party shall be entitled to assume any defense thereof with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have any award made by arbitrators shall be binding and reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf or such indemnified party or parties. Upon assumption of the defense of such action by the indemnifying party in connection with the defense thereof unless (a) the indemnifying party shall fail to assume the defense and employ counsel, (b) the employment of counsel for the indemnified party at the expense of the indemnifying party has been specifically authorized in writing by the indemnifying party, or (c) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in connection with the proviso to the preceding sentence, it being understood, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate firm of attorneys for the indemnified parties. Any indemnifying party shall not be liable for any settlement of any action effected without the written consent of such indemnifying party.

         The terms of the Agreement shall be binding upon the respective parties hereto, their heirs, their owners, co-owners, corporate successors, partners, associates, employers, affiliates, subsidiaries, parent companies, nominees, representatives, employees, agents, clients, consultants and successors and assigns.




                                                               Initial _________

Page 4
Mike Price
November 7th, 2001



         A signed copy of this agreement transmitted by facsimile shall constitute an original of this agreement and shall be binding upon the parties the same as an original hereof.

         Sincerely,

          /s/ Bruce Davis
         --------------------
         Bruce Davis
         Armitec, Inc.
         Chairman
         Signed on this the 7th day of November 2001.



         Agreed and Accepted by,
          /s/ Mike Price
         -------------------
         Mike Price
         Signed on this the 7th day of November 2001